EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT


      AGREEMENT executed as of the 14th day of February, 2005 and effective as of January 1, 2005 (the "Effective Date"), by and between WMS INDUSTRIES INC., a Delaware corporation (the "Corporation"), and ORRIN J. EDIDIN ("Executive").

                              W I T N E S S E T H:
                              --------------------


      WHEREAS, the Corporation and Executive are parties to an employment agreement dated May 8, 2000, as amended June 4, 2001 and November 15, 2001 (the "Old Employment Agreement"); and

      WHEREAS, the Corporation and Executive desire to terminate the Old Employment Agreement and enter into a new employment agreement on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1. TERMINATION OF OLD EMPLOYMENT AGREEMENT. The Old Employment Agreement is hereby terminated and of no further force and effect.

      2. EMPLOYMENT; DUTIES. The Corporation hereby employs Executive as an executive of the Corporation to perform services as the Executive Vice President and Chief Operating Officer, and to perform such other duties on behalf of the Corporation and its subsidiaries as the Chief Executive Officer, President or the Board of Directors of the Corporation may from time to time determine relating to matters appropriate for a senior executive of the Corporation.


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      3. ACCEPTANCE AND LOYALTY. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and will perform the duties assigned to him pursuant to Section 2 hereof. Executive shall perform all duties and responsibilities in a professional manner consistent with the skill, competence and efficiency expected of an executive employee performing the duties assigned to Executive and subject to the direction and control of the Chief Executive Officer, President and the Board of Directors of the Corporation. Executive will do such traveling as may be reasonably required of him in the performance of his obligations hereunder. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation may from time to time establish. During his employment hereunder, Executive shall not, without the written approval of the Chief Executive Officer, President or the Board of Directors of the Corporation first had and obtained in each instance, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation or any of its subsidiaries. During Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office, including as a director, of the Corporation or any of its subsidiaries to which he may be elected.

      4. TERM.

         4.1. The term of Executive's employment hereunder shall commence on the Effective Date and terminate on December 31, 2007 (the "Original Term"); provided, however, that the term of Executive's employment shall be deemed automatically extended from time to time such that the term of such employment shall at no time be less than two years (the "Extended Term"); and provided further, that Executive's services hereunder may be terminated (i) by either party effective upon expiration of the Original Term or the Extended Term upon written notice from the terminating party to the other party dated and received at least two years prior to the respective termination date, or (ii) by the Corporation effective upon 30 days' prior written notice if such termination is for "cause" as defined in subsection 4.2 below, or (iii) by Executive effective upon 30 days' prior written notice if such termination is for "good reason" as defined in subsection 4.3 below. The Original Term and the Extended Term are hereafter collectively referred to as the "Term" and each year of the Term is hereafter referred to as an "Employment Year."

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         4.2. For purposes of this Agreement, "cause" means (i) conviction
(pursuant to a final or non-appealable judgment) of a felony or any other crime involving fraud, larceny or dishonesty; (ii) failure and refusal to follow a reasonable direction of the Chief Executive Officer, the President or the Board of Directors of the Corporation after notice in writing of such failure or refusal and a cure period of ten days thereafter; (iii) commission of any dishonest, willful or grossly negligent act which has or is reasonably likely to have a material adverse effect on the Corporation or its customer or trade relationships; or (iv) failure or refusal to provide accurate and reasonably complete information with respect to Executive's personal history to the Corporation or to governmental agencies regulating the business of the Corporation, failure or refusal to reasonably cooperate with such regulators or failure to obtain necessary regulatory licensing approvals or clearances because of intentionally inaccurate, intentionally incomplete or falsified information provided by Executive. It is understood that poor financial performance of the Corporation shall not in itself constitute grounds for the termination of Executive for "cause."

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         4.3. Executive's employment may be terminated by Executive for "good reason." For purposes of this Agreement, "good reason" means a material breach by the Corporation of any material provision of this Agreement, including a material diminution of responsibility or base salary, after Executive has provided the Corporation with notice thereof and a reasonable opportunity to cure such breach. Solely for purposes of Section 13 of this Agreement, "good reason" shall also mean the relocation by the Corporation, without Executive's consent, of Executive's full-time office to a location other than 800 S. Northpoint Blvd, Waukegan, Illinois or 3401 N. California Av., Chicago, Illinois, such that such new office location is more than 40 miles further from Executive's current place of residence than either of the current Waukegan or Chicago office locations.

         4.4. If the Corporation terminates Executive's employment other than for "cause" and other than by reason of death or disability, or Executive terminates his employment for "good reason", Executive shall be entitled to receive (i) Executive's annual base salary payable under Section 5.1 through the date of termination to the extent not theretofore paid, and any bonus that had become payable to Executive with respect to a fiscal year ended prior to the date of termination to the extent not theretofore paid (the "Accrued Obligations"); (ii) within 30 days after the Corporation publicly announces its audited results for the fiscal year in which the date of termination occurs, the product of (x) the annual bonus payable pursuant to Section 5.2 for the fiscal year in which the date of termination occurs and (y) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination, and the denominator of which is 365, less any payments theretofore made to Executive in respect of the annual bonus; (iii) at normal payroll intervals during the first twelve (12) consecutive months following such termination, an amount equal to the sum of (A) Executive's annual base salary


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for the year in which the date of termination occurs and (B) a pro-rata amount of One Year's Annual Bonus (as defined below) for such payroll interval; and
(iv) within 30 days after the first anniversary of such termination in a single lump payment without discount to present value, an amount equal to the sum of
(A) an amount equal to two times Executive's annual base salary and (B) an amount equal to two times One Year's Annual Bonus. Notwithstanding the foregoing, in the event of termination of Executive's employment in a manner that entitles Executive to payment of severance under Section 13.1 of this Agreement, the payment provisions of Section 13.1 shall control. "One Year's Annual Bonus" means: (i) until the first full fiscal year after the Effective Date for which the Corporation pays a cash bonus, $ 276,900 , or (ii) after the first full fiscal year for which the Corporation pays a cash bonus to Executive after the Effective Date, the amount of such cash bonus, or (iii) following completion of the next full year after the year described in clause (ii), the average annual cash bonus earned by Executive during the two full fiscal years preceding the date of termination.

         4.5. For purposes of this Agreement, "disability" shall mean the absence of Executive from Executive's duties with the Corporation on a full-time basis for 90 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to Executive or Executive's legal representative. If Executive's employment terminates by reason of death or permanent disability, Executive's employment under this Agreement shall terminate without further obligation of the Corporation to Executive other than the obligation to pay within 30 days after such termination (i) the Accrued Obligations and (ii) an amount equal to one-half the sum of (A) Executive's annual base salary and (B) One Year's Annual Bonus. If Executive's employment terminates at the expiration of the Original Term or the Extended Term, Executive's employment under this Agreement shall terminate without further obligation of the Corporation to Executive other than the obligation to pay the Accrued Obligations.


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         4.6. In addition to any other available legal rights, the Corporation shall have the right to withhold payment to Executive of any amounts otherwise payable under this Agreement if, in the reasonable determination of the Board of Directors of the Corporation, Executive has committed a felony or engaged in a dishonest or fraudulent act if such felony or dishonest or fraudulent act has or is reasonably likely to have a material adverse affect on the Corporation, its customers, trade relations or its gaming licenses.

      5. COMPENSATION AND BENEFITS.

         5.1. BASE SALARY. The Corporation shall pay to Executive a base salary at the rate of $450,000 per annum, or such greater amount as the Board of Directors of the Corporation shall from time to time determine. Base salary shall be payable in equal installments in accordance with the Corporation's normal payroll policy, subject to payroll taxes and withholding requirements.

         5.2. ANNUAL BONUS. Commencing with the fiscal year of the Corporation beginning July 1, 2004, and for each fiscal year thereafter during the Term, Executive shall have the opportunity to earn a bonus ("Annual Bonus") of up to 225% of his base salary pursuant to an annual performance based bonus program to be established by the Compensation Committee after good faith consultation with the Chief Executive Officer of the Corporation. The determination as to the amounts of Annual Bonus available to Executive under this program and the performance criteria shall be reviewed periodically by the Compensation Committee with a view to adjusting the amounts and criteria in accordance with such factors as the Compensation Committee may deem appropriate, including the competitive marketplace for comparable executives.


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         5.3. LONG TERM INCENTIVE PROGRAM. Commencing with the fiscal year of the Corporation beginning July 1, 2004, and for each fiscal year thereafter during the Term, Executive shall have the opportunity to participate in a long-term performance based incentive program to be established by the Compensation Committee after good faith consultation with the Chief Executive Officer of the Corporation. The determination as to the amounts of long-term incentive compensation available to Executive under this program and the performance criteria shall be reviewed periodically by the Compensation Committee with a view to adjusting the amounts and criteria in accordance with such factors as the Compensation Committee may deem appropriate, including the competitive marketplace for comparable executives.

         5.4. HEALTH AND LIFE INSURANCE, ETC. Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any disability, hospitalization, insurance, medical service, or other health related employee benefit plan which is generally available to executive employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder, including the Exec-U-Care insurance program. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan. In addition, the Corporation shall provide Executive with One Million Four Hundred Thousand Dollars ($1,400,000) in additional life insurance coverage, payable to such beneficiary as Executive shall designate from time to time, in such form and manner as the Corporation and Executive shall determine as appropriate in order to minimize the income tax consequences of such coverage to Executive. If such insurance is not available at an annual premium of $3,000 or less, then the Corporation shall provide such lesser amount of insurance as is available at an annual premium of $3,000 or shall permit Executive to pay any annual premium in excess of $3,000 to maintain such insurance.


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      6. BUSINESS EXPENSES. The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation's travel and entertainment policies and procedure in effect during the Term.

      7. PAID TIME OFF. Executive shall be entitled to 27 days of paid time off per Employment Year. Paid time off shall not be accumulated from year to year except as permitted under the Corporation's policies applicable to executive employees generally.

      8. KEY-MAN LIFE INSURANCE. The Corporation may purchase and maintain life insurance covering the life of Executive ("Key-man Insurance") in an amount determined by the Corporation. The Corporation shall be the sole owner and beneficiary of the Key-man Insurance and may apply to the payment of premiums thereunder any dividends declared and paid thereon. Executive shall submit himself to such physical examinations as the President of the Corporation may deem necessary or desirable in connection with the purchase and maintenance of the Key-man Insurance.

      9. NON-COMPETITION AND NON-RAIDING. In consideration of the Corporation's entering into this Agreement:

         9.1. NON-COMPETITION. Executive agrees that during the Term hereof and for a period of either (a) two years after termination for "cause" or after Executive terminates his employment without "good reason" without consent of the Corporation or (b) one year after termination for any other reason, he will not, directly or indirectly, without the prior written consent of the Corporation, own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, importation, manufacture and/or sale of electronic gaming devices or any business entity which is engaged in any other business in which the Corporation or any subsidiary of the Corporation is engaged at the end of the Term or at the time of termination of Executive's employment or, to the knowledge of Executive, is planning to be engaged within


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one year after such termination. Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than five percent of the total number of shares or principal amount of other securities of such company outstanding.

         9.2. NON-RAIDING. Executive agrees that during the Term hereof and for a period of two years after termination for any reason, he will not, directly or indirectly, without the prior written consent of the Corporation, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation or any affiliate of the Corporation as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation or any affiliate of the Corporation.

         9.3. Executive acknowledges that the provisions of this Section 9 are reasonable and necessary for the protection of the Corporation. In the event that any provision of this Section 9, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

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      10. CONFIDENTIALITY AGREEMENT.

        10.1. As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its subsidiaries (for purposes of this paragraph, the Corporation's subsidiaries shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to
(i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's products and services; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, stockholders, or employees, and any attorney retained by the Corporation for any purpose, or any person


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retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other information and knowledge with respect to all products developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Term hereof have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

         10.2. Executive acknowledges and agrees that the Corporation is engaged in highly competitive businesses and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

           (i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;


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           (ii) shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity;

           (iii) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive's employment by the Corporation; and

           (iv) except in the ordinary course of the Corporation's business, Executive shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

         10.3. Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

           (i) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

           (ii) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.


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         10.4. In the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Executive shall provide the Corporation with prompt written notice of any such request or requirement so that, if practical, the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver, Executive receives advice of counsel that he is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Executive may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Executive exercises his reasonable efforts to preserve the confidentiality of the disclosed Confidential Information, including, without limitation, by cooperating with the Corporation to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosed Confidential Information by such tribunal.

      11. INVENTION DISCLOSURE. Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation or its subsidiaries, whether or not patentable or registrable, shall become the sole and exclusive property of the Corporation. Executive hereby assigns to the Corporation, all of his rights to any "intellectual material" created or developed by him during the course of his employment. As used herein, "intellectual material" shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits. Executive shall disclose the intellectual material promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation or any of its subsidiaries, the entire right, title and interest in and to the same, (b) execute all documents requested by the


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Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto. If any such assistance is required following the termination of this Agreement, the Corporation shall reimburse Executive for his time and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Corporation or its subsidiaries was used and which was developed entirely on the Executive's own time, unless (d) the invention relates: (i) to the business of the Corporation or its subsidiaries, or (ii) to the Corporation's or any of its subsidiaries actual or demonstrably anticipated research or development, or (e) the invention results from any work performed by the Executive for the Corporation or its subsidiaries.

      12. REMEDIES. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that violation of any of the covenants provided for in Paragraphs 9, 10 and 11 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants the non-prevailing party in such litigation shall be liable to the prevailing party for, and shall pay all costs and expenses of any kind, including reasonable attorneys' fees, which the prevailing party may incur in connection with such proceedings.

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      13. CHANGE OF CONTROL.

         13.1. If at any time during the term of this Agreement, (a) individuals who presently constitute the Board of Directors of the Corporation, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors, cease for any reason to constitute at least a majority of such Board or (b) both of the following occur (i) any person or entity or group of affiliated persons or entities who are not owners of at least 15% of the outstanding shares of voting securities of the Corporation on the Effective Date acquire more than 25% of the outstanding shares of voting securities of the Corporation and (ii) within 180 days of such acquisition of 25% of the outstanding shares of voting securities either the Corporation terminates Executive's employment for any reason other than for "cause", death or disability or Executive terminates his employment for "good reason" (the events in clause (a) or (b) being hereafter referred to as a "Change of Control") and, in the case of clause (a), Executive gives written notice to the Corporation within 60 days after such Change of Control of his election to terminate his employment hereunder, the Corporation shall pay to Executive within 15 days after Executive's delivery of such notice under clause (a) or termination of Executive's employment pursuant to clause (b) the Accrued Obligations and, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Executive shall seek or accept other employment, a single lump sum payment without discount to present value equal in amount to three times the sum of (i) the annual base salary payable to Executive pursuant to Section 5.1 of this Agreement and (ii) One Year's Annual Bonus.


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         13.2. If it shall be determined that any amount payable under Section
13.1 by the Corporation to or for the benefit of Executive (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Base Payment shall be equal to the Base Payment, less any federal, state and local income taxes. The Gross-Up Payment shall be reduced by income or Excise Tax withholding payments made by the Corporation to any federal, state, or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to the Executive. All determinations required to be made under this Section 13.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, except as specified above, shall be made by the Corporation's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen business days after the receipt of notice from Executive that there should be a Gross-Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor, and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants retained by the Corporation or jointly designated and retained shall be borne by the Corporation. Any determination by a jointly designated public accounting firm shall be binding upon the Corporation and Executive.

         13.3. In the event of a Change of Control of the Corporation, or if any person or entity or group of affiliated persons or entities who are not the owners of at least 15% of the outstanding shares of voting securities of the Corporation on the date hereof acquires more than 25% of the outstanding shares of the Corporation's voting securities (each such event being an "Accelerated Vesting Event"), all unexpired stock options and stock equity grants owned by Executive on the date of the Accelerated Vesting Event shall, if unvested, vest fully on the date of the Accelerated Vesting Event notwithstanding any vesting provisions of such options or equity grants. All options and stock equity grants hereafter granted to Executive by the Corporation shall provide for substantially similar accelerated vesting.


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      14. LITIGATION COOPERATION. At all times during and subsequent to
Executive's employment by the Corporation Executive shall make himself available, at the expense of the Corporation, to testify on behalf of the Corporation or any subsidiary of the corporation in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and shall assist the Corporation or any subsidiary in any such action, suit or proceeding by providing information and meeting and consulting with members of management of, other representatives of or counsel to the Corporation or such subsidiary, as reasonably requested.

      15. NO DISPARAGEMENT. At all times during and subsequent to Executive's employment by the Corporation, Executive and the Corporation agree not to make statements or communications, directly or indirectly, in writing, orally, or otherwise, or take any other action that may, directly or indirectly, disparage or be damaging to the Corporation or any of its subsidiaries, or their respective officers, directors, employers, advisors, business or reputation, or to Executive's reputation, except as required by law or pursuant to legal process.

      16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to Executive's employment with the Corporation and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. All prior agreements relating to Executive's employment with the Corporation or any subsidiary of the Corporation are hereby terminated and of no further force and effect.


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      17. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by telephone facsimile or sent by certified mail, return receipt requested, or sent by responsible overnight delivery service, postage and fees prepaid, to the parties hereto at their respective addresses set forth below. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this
Section 17. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person, if sent by overnight delivery service, the next business day following delivery to an overnight delivery service or if sent by telephone facsimile, the date sent by telephone facsimile.

                  If to the Corporation:

                  800 South Northpoint Boulevard
                  Waukegan, IL 60085
                  Facsimile:  (847) 785-3789
                  Attention:  General Counsel

                  If to Executive:

                  830 Bermuda Dunes
                  Northbrook, IL  60062


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

      18. NO ASSIGNMENT. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

      19. NO WAIVER. No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

      20. GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of Illinois applicable to agreements entered into and to be performed entirely therein.

      21. SEVERABILITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any arbitrator or court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement. The parties intend that all clauses, paragraphs, sections or parts of this Agreement shall be enforceable to the fullest extent permitted by law.

      22. AFFILIATE. As used in this Agreement, "affiliate" means any person or entity controlled by or under common control with the Corporation.

      23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.


                                            WMS INDUSTRIES INC.


                                            By: /s/ Brian R. Gamache
                                                --------------------------------
                                                Name:  Brian R. Gamache
                                                Title: President


                                            /s/ Orrin J. Edidin
                                            ------------------------------------
                                            ORRIN J. EDIDIN




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